UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 1, 2009

NETAPP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27130 (Commission File Number)	77-0307520 (I.R.S. Employer Identification Number)
495 East Java Drive
Sunnyvale, CA 94089
(Address of principal executive offices) (Zip Code)
(408) 822-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report )
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Index to Exhibits
EX-3.2

Item 1.02 Termination of a Material Definitive Agreement.
On April 1, 2009, NetApp, Inc. (the “Company”) terminated two of its existing financing and leasing arrangements with BNP Paribas Leasing Corporation (“BNPPLC”), in furtherance of the Company’s effort to manage its capital structure in light of the current economic environment.
The first terminated agreement, the Amended and Restated Ground Lease (Building 8), dated as of November 29, 2007, as amended, by and between BNPPLC and the Company, related to a $58.3 million financing and leasing arrangement for a building located in Sunnyvale, California. Under the terms of the transaction documents, the Company had agreed to lease its land to BNPPLC for a period of 99 years, as the construction manager for BNPPLC, to complete construction of an office building in Sunnyvale, California by January 2009, and to lease the completed building from BNPPLC for a term expiring in December 2013.
The second terminated agreement, the Amended and Restated Ground Lease (RTP Data Center), dated as of November 29, 2007, as amended, by and between BNPPLC and the Company, related to a $61.0 million financing and leasing arrangement for a building located in Research Triangle Park, North Carolina. Under the terms of the transaction documents, the Company had agreed to lease its land to BNPPLC for a period of 99 years, as the construction manager for BNPPLC, to complete construction of a data center in Research Triangle Park, North Carolina by January 2009, and to lease the completed building from BNPPLC for a term expiring in August 2014.
As a result of the termination of the leases, the Company repaid approximately $119.3 million of the outstanding lease balances related thereto, and BNPPLC’s rights, title and interest in and to the other associated financing and leasing arrangement agreements reverted back to the Company. No early termination penalties were incurred by the Company as a result of these terminations.
In connection with these terminations, the Company’s future real estate lease payments as disclosed in the Contractual Obligations within Item 2. Management’s Discussion and Analysis of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 23, 2009, as filed on March 2, 2009, will be reduced by a total of approximately $109.2 million for the lease periods beginning January 2009 through August 2014.
The foregoing description of the termination agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement Concerning Ground Lease (For Building 8) dated April 1, 2009, and the Agreement Concerning Ground Lease (For RTP Data Center) dated April 1, 2009, each of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending April 24, 2009.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
The disclosure provided in Item 1.02 “Termination of a Material Definitive Agreement” is incorporated by reference into this Item 2.04 as if fully set forth herein.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Director
As previously reported, on February 9, 2009, Carol Bartz notified the Company of her intention to resign from the Board of Directors (the “Board”) of the Company, including all committees thereof, prior to the end of the Company’s fiscal year. Ms. Bartz resigned from the Board on April 1, 2009.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Amendment to Bylaws
On April 1, 2009, the Board amended the Company’s bylaws to reduce the number of positions on the Board from eleven (11) to ten (10). A copy of the Certificate of Amendment to the Bylaws of NetApp, Inc. is attached hereto as Exhibit 3.2. The effective date of the amendment is April 1, 2009.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
     3.2 Certificate of Amendment to the Bylaws of NetApp, Inc. adopted on April 1, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETAPP, INC. (Registrant)
April 6, 2009	By:	/s/ Andrew Kryder
Andrew Kryder
Secretary, General Counsel, and Senior Vice President, Legal and Tax

Index to Exhibits

Exhibit	Description

3.2	Certificate of Amendment to the Bylaws of NetApp, Inc. adopted on April 1, 2009